FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. DECLARES SPECIAL CASH DIVIDEND OF $0.48 PER SHARE

New York, New York, November 18, 2013: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that its Board of Directors has declared a special cash dividend of $0.48 per share, payable in one lump sum on December 16, 2013 to shareholders of record on December 2, 2013. This special dividend is in addition to the Company’s regular quarterly cash dividend of $0.12 per share, which will be paid on January 15, 2014 to shareholders of record on December 31, 2013.

Jean Madar, Chairman & CEO of Inter Parfums commented, “Our strong balance sheet, consistent free cash flow and favorable outlook provide us with the confidence to return additional cash to our shareholders with this special dividend. We believe we will be able to continue to invest in our business through the introduction and marketing support of new fragrances for our existing brands, as well as pursue opportunities for acquisitions and licensing of additional brands with significant growth potential.”

About Inter Parfums:

In the 30 years since its founding, Inter Parfums, Inc. has been selected as the fragrance and beauty partner for a growing list of brands that include Lanvin, Montblanc, Jimmy Choo, Boucheron, Van Cleef & Arpels, Karl Lagerfeld, Paul Smith, S.T. Dupont, Balmain, Repetto, Agent Provocateur, Alfred Dunhill, Anna Sui, Shanghai Tang, Oscar de la Renta, Gap, Banana Republic, Brooks Brothers, bebe, and Betsey Johnson. Inter Parfums is known for innovation, quality and its ability to capture the genetic code of each brand in the products it develops, manufactures and distributes in over 100 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words. You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2012 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com